Exhibit 4.5

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Offerpad Solutions Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our fourth restated certificate of incorporation, as amended from time to time (the “restated certificate of incorporation”), bylaws, as amended from time to time (the “bylaws”), and the Warrant Agreement, dated as of October 20, 2020 (the “Warrant Agreement”), between Supernova Partners Acquisition Company, Inc. (the Company’s predecessor) and Continental Stock Transfer & Trust Company and is a summary and is qualified in its entirety by reference to the full text of our restated certificate of incorporation, our bylaws, the Warrant Agreement and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Our restated certificate of incorporation authorizes capital stock consisting of:

•
2,000,000,000 shares of Class A common stock, par value $0.0001 per share; and
•
100,000,000 shares of preferred stock, par value $0.0001 per share.

As of December 31, 2023, only our Class A common stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following summary describes the material provisions of our capital stock.

Class A Common Stock

Voting Rights

Holders of Class A common stock are entitled to cast one vote per share of Class A common stock and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of our Class A common stock are not entitled to cumulate their votes in the election of directors.

The restated certificate of incorporation further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.

The restated certificate of incorporation further provides that the affirmative vote of at least two-thirds of the total voting power of all then outstanding shares of our stock, voting as a single class, is be required to amend, alter, repeal or rescind certain provisions of the restated certificate of incorporation, including provisions relating to voting and dividend rights, the size and classifications of the board of directors, special meetings, director and officer indemnification, forum selection, and amendments to the restated certificate of incorporation. The affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of our voting stock, voting as a single class, will be required to amend or repeal the bylaws, although the bylaws may be amended by a simple majority vote of our board of directors.

Dividend Rights

Each holder of our Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, each holder of Class A common stock then outstanding will participate pro rata in the funds and assets of Offerpad

Solutions Inc. that may be legally distributed to its stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of preferred stock then outstanding.

Other Matters

No shares of Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of Class A common stock. Holders of shares of Class A common stock do not have subscription, redemption or conversion rights.

Preferred Stock

The restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of the common stock.

The purpose of authorizing our board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on common stock, diluting the voting power of common stock or subordinating the dividend or liquidation rights of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of common stock.

Exclusive Forum

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees of ours or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the DGCL, the Bylaws or the restated certificate of incorporation (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Our restated certificate of incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our stockholders.

Anti-Takeover Effects of Provisions of the Company’s restated certificate of incorporation and bylaws and Applicable Law

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the restated certificate of incorporation, we opted out of Section 203 of the DGCL, but provide other similar restrictions regarding takeovers by interested stockholders; provided that Section 203 shall apply to us for the 12-month period following the filing of the restated certificate of incorporation.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock

Our Class A common stock is listed on the NYSE under the symbol “OPAD.”